Exhibit 10.1

SUMMARY OF RAYTHEON COMPANY

KEY EMPLOYEE RELOCATION ARRANGMENT

Raytheon Company (the “Company”) provides the following benefits in the event that an officer or key employee of the Company relocates at the request of the Company. For purposes of this Arrangement, a key employee is defined as an employee who exhibits a critical skill set (either technical or managerial) or has a depth of experience in a critical area that is not easily matched by others. The determination of whether an employee is a key employee is based upon the importance of the employee in the hiring organization’s productivity and performance and is a determinant of a business’ needs at any given point in time.

•	Assistance with the sale of the current residence, including a guaranteed offer facilitated by the Company’s relocation vendor in the event that the employee is unable to sell the current residence. Price is based upon independent appraisals.

•	Reimbursement of sale and closing expenses (broker’s commissions, attorney fees and general closing expenses) up to 14% of the sale price of the current residence.

•	Reimbursement for duplicate housing expenses (mortgage interest, taxes, insurance, utilities, lawn care, and snow removal) for up to 90 days if the employee has moved into his or her new location while still incurring expenses at the old location. The former residence must be on the market and not be inhabited. If the employee is a renter, the employee is entitled to receive reimbursement for up to 3 months’ rent and rental finder’s fee if relocation occurs prior to expiration of lease term.

•	Assistance in searching for a new residence and reimbursement for two trips, for the employee and one adult household member, to search for new residence, not to exceed ten total days. For distances of 350 miles or less, reimbursement will be at IRS rates. For distances greater than 350 miles, reimbursement will be for round trip coach/economy airfare. Reasonable lodging and meal expenses per GSA rates.

•	Reimbursement for temporary living expenses for one hundred twenty days (or 90 days for a renter) for lodging and meals, up to a predetermined maximum rate based on the destination, if the employee is required to report for work at the new location or move the employee’s family prior to finding a new permanent residence.

•	Reimbursements for up to 2 return trips for the employee to visit dependent family members or to attend to house-related business at the old location. For distances of 350 miles or less, reimbursement will be at IRS rates. For distances of greater than 350 miles, reimbursement will be for round trip coach/economy airfare.

•	Reimbursement of customary buyer’s closing costs in connection with the purchase of a new residence, including: (i) mortgage application fee; (ii) loan origination fee not to exceed 1%; (iii) loan discount points; (iv) attorney’s fees up to $1,000; (v) lender’s title insurance; (vi) appraisal; (vii) recording fees; (viii) state and local transfer taxes; and (ix) inspections.

•	90-day interest free equity bridge loan to be used for earnest money, a down payment, or closing on the purchase of a new home in the new location in the event that the old residence has not been sold. Executive officers are not eligible for this benefit due to the loan prohibition provisions of the Sarbanes-Oxley Act.

•	Reimbursement for a loss of equity if the purchase offer extended to the employee is less than the original purchase price for the employee’s residence.

•	Shipment of household goods, personal effects and 3 autos if distance is greater than 350 miles, for up to 2 locations, including packing and unpacking, up to 60 days of storage and full replacement insurance. If the employee moves without the assistance of the Company, the Company will reimburse the employee for all moving expenses.

•	Reimbursement for all household members of a one-way trip to the new location. For distances of 350 miles or less, reimbursement will be at IRS rates. For distances of greater than 350 miles, reimbursement will be for round trip coach/economy airfare. Eligible reimbursements include one night’s lodging in the old location and one night’s lodging in the new location and meals.

•	Miscellaneous expense allowance of up to $5,000, to be used for any miscellaneous expenses incurred that are not specifically addressed by the Arrangement.

•	Reimbursement of any higher mortgage interest expense incurred as a result of obtaining a higher interest rate for the purchase of the new residence than the rate on the mortgage for the old residence. Reimbursement is made for differences of between 2% and 5% for up to three years.

•	Referral of employee’s spouse/partner to a professional outplacement service company to assist in seeking employment in new location, or reimbursement of up to $2,000 for such services.

•	The Company will provide tax assistance for all relocation costs that are not excludable from an employee’s income except for duplicate housing expenses, home purchase origination fees, home purchase points and expenses with respect to moves of less than 50 miles.

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